                                                                    Exhibit 4.18

                           COOPER CAMERON CORPORATION

                      DEFERRED COMPENSATION TRUST AGREEMENT

                                TABLE OF CONTENTS

ARTICLE I - General Trust Provisions......................................    2
     1.1  Establishment of Trust..........................................    2
     1.2  Separate Sub-Trusts.............................................    2
     1.3  Trust Irrevocable...............................................    2
     1.4  Non-Alienation..................................................    2
     1.5  Acceptance by Trustee...........................................    2

ARTICLE II - General Duties of the Parties................................    3
     2.1  General Duties of the Employer and the Trustee..................    3
     2.2  Additional General Duties of Trustee............................    4

ARTICLE III - Investment, Administration and Disbursement of
     Trust Fund...........................................................    4
     3.1  Investment of Trust Fund........................................    4
     3.2  Valuation of Trust Fund.........................................    5
     3.3  Additional Investment Powers of Trustee.........................    5
     3.4  Administrative Powers of Trustee................................    6
     3.5  Dealings with Trustee...........................................    6
     3.6  Distributions from Trust Fund...................................    7

ARTICLE IV - Settlement of Accounts.......................................    9

ARTICLE V - Taxes, Expenses and Compensation of Trustee...................    9
     5.1  Taxes...........................................................    9
     5.2  Expenses and Compensation.......................................   10

ARTICLE VI - For Protection of Trustee....................................   10
     6.1  Communications with the Employer, the Administrator and
             the Participants.............................................   10
     6.2  Advice of Counsel...............................................   11
     6.3  Fiduciary Responsibility........................................   11

ARTICLE VII - Indemnity of Trustee........................................   11

ARTICLE VIII - Resignation and Removal of Trustee.........................   12
     8.1  Resignation of Trustee..........................................   12
     8.2  Removal of Trustee..............................................   13
     8.3  Successor Trustee...............................................   13

     8.4  Transfer of Trust Fund to Successor.............................   13

ARTICLE IX - Duration and Termination of Trust and Amendment..............   13
     9.1  Duration and Termination........................................   13
     9.2  Distribution upon Termination...................................   14
     9.3  Amendment.......................................................   14

ARTICLE X - Claims of Employer's Creditors................................   14
     10.1 Insolvency of Employer..........................................   14
     10.2 Trustee's Responsibilities if Employer may be Insolvent.........   15
     10.3 Trust Recovery of Payments to Creditors.........................   15

ARTICLE XI - Adopting Entities............................................   16

ARTICLE XII - Miscellaneous...............................................   16
     12.1 Laws of the State of Texas to Govern............................   16
     12.2 Titles and Headings not to Control..............................   16
     12.3 Change of Control...............................................   16
     12.4 Successors and Assigns..........................................   17
     12.5 Controlling Document............................................   17

                           COOPER CAMERON CORPORATION
                      DEFERRED COMPENSATION TRUST AGREEMENT

     THIS AGREEMENT AND DECLARATION OF TRUST, made this 1st day of July, 1999, by and between COOPER CAMERON CORPORATION and WACHOVIA BANK, N.A.. (hereinafter referred to as the "Trustee").

     WHEREAS, COOPER CAMERON CORPORATION has established the COOPER CAMERON CORPORATION SUPPLEMENTAL EXCESS DEFINED CONTRIBUTION PLAN, the COOPER CAMERON CORPORATION SUPPLEMENTAL EXCESS DEFINED BENEFIT PLAN and the COOPER CAMERON CORPORATION COMPENSATION DEFERRAL PLAN (hereinafter referred to as the "Plans," jointly and severally) for the benefit of certain individuals who are eligible for benefits under the terms of the Plans (such individuals being referred to herein as the "Participants"), which Plans provide for the payment of certain deferred compensation benefits (the "Benefits") to the Participants and the beneficiaries of the respective Participants who may become entitled to any payments under the terms of the Plans in the event of the Participant's death ("Beneficiaries"); and

     WHEREAS, other adopting entities may adopt the Plans (such other adopting entities, if any, along with COOPER CAMERON CORPORATION hereinafter referred to as the "Employer," jointly and severally); and

     WHEREAS, the Plans contemplate that the Employer will pay the entire cost of the Benefits from its general assets; and

     WHEREAS, COOPER CAMERON CORPORATION desires to establish the COOPER CAMERON CORPORATION DEFERRED COMPENSATION TRUST AGREEMENT (the "Trust") to aid the Employer in meeting the obligations under the Plans; and

     WHEREAS, the Trust is intended to be a "grantor trust" with the corpus and income of the Trust treated as assets and income of the Employer for federal income tax purposes; and

     WHEREAS, the Employer intends that the assets of the Trust shall at all times be subject to the claims of general creditors of the Employer as provided in Article X; and

     WHEREAS, the Employer intends that the existence of the Trust shall not alter the characterization of the Plans as "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall not be construed to provide income to any Participant prior to actual payment of Benefits under the Plans; and

     WHEREAS, under the Trust, the Trustee covenants that it will hold all property which it may receive hereunder, IN TRUST, for the uses and purposes and upon the terms and conditions hereinafter stated;

     NOW, THEREFORE, the parties hereto adopt this Trust Agreement, effective
          , 199  , and agree, as follows:
----------     --

                                    ARTICLE I

                            General Trust Provisions

     1.1 Establishment of Trust. Cooper Cameron Corporation hereby adopts the Trust Agreement, establishing the Trust with the Trustee, consisting of such sums of money and other property acceptable to the Trustee as from time to time shall be paid or delivered to the Trustee by the Employer. All such money and other property, all investments and reinvestments made therewith or proceeds thereof and all earnings and profits thereon, less all payments and charges as authorized herein, shall constitute the "Trust Fund." The Trust Fund shall at all times be subject to the claims of general creditors of the Employer as provided in Article X. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund prior to the time such assets are paid to such Participant or Beneficiary as Benefits.

     1.2 Separate Sub-Trusts. Contrary provisions of the Trust notwithstanding, except as provided in Article XI, the provisions of the Trust shall apply separately and equally to Cooper Cameron Corporation and to each adopting entity that has entered into this Trust Agreement pursuant to Article XI. Each Employer shall bear the cost of providing Benefits for its own Participants and their Beneficiaries, and the portion of the Trust Fund attributable to the contributions of each Employer shall be available only to provide benefits to such Employer's Participants and their Beneficiaries or to satisfy claims of such Employer's Bankruptcy Creditors in the event such Employer becomes Insolvent (as such terms are defined in Section 10.1).

     1.3 Trust Irrevocable. The Trust shall be irrevocable and shall be held for the exclusive purpose of providing benefits under the Plans to Participants and their Beneficiaries and defraying expenses of the Trust in accordance with the provisions of this Trust Agreement. Except as provided in Sections 3.6(c) and 3.6(d) and Articles IX and X hereof, no part of the income or corpus of the Trust Fund shall be recoverable by or for the Employer.

     1.4 Non-Alienation. No right or interest to receive benefits from the Trust may be assigned, sold, anticipated, alienated or otherwise transferred by any Participant or Beneficiary.

     1.5 Acceptance by Trustee. The Trustee accepts the Trust established under this Trust Agreement on the terms and subject to the provisions set forth herein, and it agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon it under this Trust Agreement.

                                   ARTICLE II

                          General Duties of the Parties

     2.1  General Duties of the Employer and the Trustee.

          (a) The Employer has provided or will provide the Trustee with a copy of the Plans and shall provide the Trustee with a copy of any amendment to the Plans promptly upon its adoption. The Plans, as of the date of execution of this Trust Agreement, are hereby incorporated by reference into and shall form a part of this Trust Agreement as fully as if set forth herein verbatim. Any amendment to the Plans shall also be incorporated by reference into and form a part of this Trust Agreement, effective as of the effective date of such amendment. Schedule A to this Trust Agreement sets forth the name and mailing address of each Participant entitled to receive Benefits, the Beneficiaries, if any, designated by each Participant, and each Participant's aggregate balance ("Account Balance") in the accounts maintained under each of the Plans on his or her behalf. Such Schedule (as amended from time to time as provided herein) is hereinafter referred to as the "Benefit Schedule." The Employer shall be responsible for notifying the Trustee of any changes in the information set forth on the Benefit Schedule, including, but not limited to, the addition of new Participants and a change in the mailing address of a Participant.

          (b) Subject to the provisions of Section 2.1(c), the Trustee shall be charged with keeping the Benefit Schedule accurate and current, including but not limited to, preparing by March31 of each year a completely updated Benefit Schedule as of December31 of the immediately preceding year with such assistance from the Employer and independent third parties as may be necessary in order to permit distributions from the Trust Fund to be made in accordance with the provisions of Section 3.6. The Employer shall keep accurate books and records with respect to the eligibility of individuals to participate in the Plans and the Benefits payable under the Plans, and shall provide such information to the Trustee and any independent third party referred to in the immediately preceding sentence and shall also provide access to such books and records at such time or times as the Trustee shall reasonably request.

          (c) If, at any time, the Employer fails or refuses to give the Trustee Participant data or access to such books and records in accordance with Section 2.1(b), the Trustee shall deliver a written request to the Employer to provide access to books and records of the Employer and to provide such data as required in accordance with Section 2.1(b) for the Trustee to keep the Benefit Schedule accurate and current. If the Employer fails or refuses to comply with the Trustee's written request pursuant to the preceding sentence prior to the expiration of thirty days from the date of delivery thereof by the Trustee, the Trustee shall, after ten days written notice to the Employer, immediately pay to each Participant an amount equal to such Participant's Account Balance as set forth on the most recent Benefit Schedule, reduced by any taxes to be withheld pursuant to Section 3.6. Such payment shall be made in accordance with the provisions of Section 3.6. For this purpose, the Employer shall be deemed to have complied with the Trustee's written request if, in the Trustee's judgment, it shall have substantially complied at the end of the thirty-day period and is endeavoring in good faith to complete compliance without delay.

          (d) The Trustee shall notify each Participant and Beneficiary of a then deceased Participant in writing of any changes in the Benefit Schedule with respect to such Participant or Beneficiary and shall notify all Participants and such Beneficiaries of any failure of the Employer to provide information required in this Section 2.1.

          (e) It is intended that Benefits payable to Participants shall be determined under the provisions of the Plans and shall be calculated under the provisions of the Plans as of the date of payment. Payment of Benefits shall be based upon the amounts set forth on the Benefit Schedule only under the circumstances set forth in Section 2.1(c). If the actual Benefits payable to a Participant under the provisions of the Plans exceeds the amount set forth on the Benefit Schedule which is paid pursuant to Section 2.1(c), the Employer shall be liable for payment of the remaining portion of such Benefits.

     2.2 Additional General Duties of Trustee. The Trustee shall manage, invest and reinvest the Trust Fund as the Trustee may determine in the exercise of its fiduciary duties hereunder, consistent with the provisions of Article III. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as hereinafter provided.

                                  ARTICLE III

            Investment, Administration and Disbursement of Trust Fund

     3.1 Investment of Trust Fund. The following provisions shall apply with respect to investment of the Trust Fund:

          (a) At any time prior to the occurrence of a Change of Control (as such term is defined in Section 12.3), the Trustee shall invest and reinvest the assets of the Trust Fund in accordance with the written directions received from time to time by the Trustee from the administrator established pursuant to the Plans (the "Administrator");

          (b) To the extent that the Trustee is directed by the Administrator, the Trustee may establish one or more separate investment accounts within the Trust Fund, each separate account being hereinafter referred to as an Investment Fund. Except as otherwise provided, the Trustee shall transfer to each such Investment Fund such portion of the assets of the Trust Fund as the Administrator directs. The Trustee shall be under no duty to question, and shall not incur any liability on account of following, any direction of the Administrator. The Trustee shall be under no duty to review the investment guidelines, objectives, and restrictions established, or the specific investment directions given by the Administrator for any Investment Fund, or to make suggestions to the Administrator in connection therewith. All interest, dividends, and other income received with respect to, and any proceeds received from the sale or other disposition of securities or other property held in, an Investment Fund shall be credited to and reinvested in such Investment Fund. All expenses of the Trust Fund which are allocable to a particular Investment Fund shall be so allocated and charged. The Administrator may direct the Trustee to eliminate an Investment Fund or Funds, and the Trustee shall thereupon dispose of the assets of such Investment Fund and reinvest the proceeds thereof in accordance with the directions of the Administrator; and

          (c) From and after the occurrence of a Change of Control, or if the Administrator fails to provide the Trustee with such written directions, the Trustee shall have, with respect to the Trust Fund, power in its discretion to invest and reinvest such assets in (i) bonds, notes and debentures (but not including any debt instruments of the Employer, the Trustee or their affiliates) which are readily marketable and listed on a United States national securities exchange or the NASDAQ national market,
     (ii) interest-bearing deposit accounts or certificates of deposit maturing within one year after acquisition thereof, entered into or issued by a United States national or state bank or trust company having capital, surplus and undivided profits, at the holding company level, of at least $75 million, (iii) direct obligations of, and obligations fully guaranteed by, the United States of America or any agency of the United States of America which is backed by the full faith and credit of the United States of America (so long as such obligations shall mature within one year after acquisition thereof), (iv) any common, collective or commingled fund, including a fund maintained by the Trustee, established and maintained primarily for the purpose of investing and reinvesting in assets of the type described in (i), (ii) and (iii) above, and (v) insurance contracts issued by one or more insurance companies. Further, notwithstanding the provisions of the preceding sentence, after the occurrence of a Change of Control or in the event the Administrator fails to provide the Trustee with written directions pursuant to the first sentence of this Section, the Trustee shall have the power in its discretion to retain, maintain, continue, sell, or take any other actions relative to any assets then held in the Trust Fund.

     3.2 Valuation of Trust Fund. As soon as practicable after December 31 of each year and as of such other dates as may be specified by the Employer or the Administrator, the Trustee shall report to the Employer and the Administrator the assets held in the Trust Fund as of such day and shall determine and include in such report the fair market value as of such day of each such asset. In determining such fair market values, the Trustee shall use such market quotations and other information as are available to it and may in its discretion be appropriate. The report of any such valuation shall not constitute a representation by the Trustee that the amounts reported as fair market values would actually be realized upon the liquidation of the Trust Fund. The Trustee shall not be accountable to the Employer or to any other person on the basis of any such valuation, but its accountability shall be in accordance with the provisions of Article IV hereof.

     3.3 Additional Investment Powers of Trustee. Subject to the provisions of Sections 3.1, 3.6 and 9.2 hereof, the Trustee shall have, with respect to the Trust Fund, the power in its discretion:

          (a) To retain any property at any time received by it;

          (b) To sell, exchange, convey, transfer or dispose of, and to grant options for the purchase or exchange with respect to, any property at any time held by it; and

          (c) To register and carry any securities or any other property in the name of the Trustee, or in the name of the nominee of the Trustee (or to hold any such property unregistered) without increasing or decreasing the fiduciary liability of the Trustee, and to exercise any option, right or privilege to convert any convertible securities, including shares or fractional shares of the Trustee so long as the conversion privilege is offered pro rata to all shareholders.

     3.4 Administrative Powers of Trustee. The Trustee shall have the power in its discretion:

          (a) To exercise all voting rights with respect to the shares of stock held in the Trust Fund and to grant proxies, discretionary or otherwise;

          (b) To cause any shares of stock to be registered and held in the name of one or more of its nominees, or one or more nominees of any system for the central handling of securities, without increase or decrease of liability;

          (c) To collect and receive any and all money and other property due to the Trust Fund and to give full discharge therefor;

          (d) Subject to the provisions of Section 3.6 hereof: to settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trustee; to commence or defend suits or legal proceedings to protect any interest of the Trust; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal;

          (e) To organize under the laws of any state a corporation or limited liability company for the purpose of acquiring and holding title to any property which it is authorized to acquire under this Trust Agreement and to exercise with respect thereto any or all of the powers set forth in this Trust Agreement;

          (f) To determine how all receipts and disbursements shall be credited, charged or apportioned as between income and principal;

          (g) To determine the amount and time of Benefit payments in accordance with Section 3.6; and

          (h) Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust Fund.

     3.5 Dealings with Trustee. Persons dealing with the Trustee shall be under no obligation to see to the proper application of any money paid or property delivered to the Trustee or to inquire into the Trustee's authority as to any transaction.

     3.6  Distributions from Trust Fund.

          (a) Except as set forth in Section 3.6(c), Section 3.6(d), Section 9.2 and Article X hereof, distributions from the Trust Fund shall be made by the Trustee to the Participants and Beneficiaries at the times and in the amounts set forth in the Plans and, to the maximum extent permitted by applicable law, the Trustee shall be fully protected in so doing. Any amounts so paid shall be reduced by the amount of any federal, state, or local income or other taxes that may be required by law to be withheld or paid by the Trustee and the Trustee shall pay such amounts to the appropriate governmental authorities; provided, however, that the Employer, the Administrator, the Participants, and the Beneficiaries shall provide the Trustee with all of the information necessary for the Trustee to determine the amount of such taxes required to be withheld or paid by the Trustee and the Trustee shall be fully protected in relying upon such information. Notwithstanding any provision of this Trust Agreement to the contrary, the Employer shall be obligated to pay the Benefits. To the extent that the Trust Fund is not sufficient to pay any Benefit when due, the Employer shall pay such Benefit directly. In the event Benefits are due to more than one Participant or Beneficiary on the same date and the Trust Fund is not sufficient to pay all such Benefits, the Trust Fund shall be applied pro rata among such Participants and Beneficiaries on the basis of the Benefits due to be paid such individuals on such date. Nothing in this Trust Agreement shall relieve the Employer of its liabilities to pay Benefits except to the extent such liabilities are met by application of Trust Fund assets.

          (b) Prior to the occurrence of a Change of Control, the Administrator shall direct the Trustee in writing as to the time and amount of Benefits to be distributed to the Participants and Beneficiaries. From and after the occurrence of a Change of Control, a Participant or Beneficiary who believes that he or she is entitled to Benefits may apply in writing directly to the Trustee for payment of such Benefits. Such application shall advise the Trustee of the circumstances which entitle such Participant or Beneficiary to payment of such Benefits. The Trustee shall, in such case, reach its own independent determination as to the Participant's or Beneficiary's entitlement to Benefits, even though the Trustee may be informed from another source (including the Employer or the Administrator) that payments are not due under the Plans. If the Trustee so desires, it may, in its sole discretion, make such additional inquiries and/or take such additional measures as it deems necessary in order to enable it to determine whether Benefits are due and payable, including, but not limited to, interviewing appropriate persons, requesting affidavits, soliciting oral or written testimony under oath, or holding a hearing or other proceeding. After the occurrence of a Change of Control, the Trustee shall determine whether Benefits are payable as promptly as possible.

          (c) At any time and from time to time, the Administrator may direct the Trustee in writing to distribute to the Employer cash held by the Trustee as part of the Trust Fund in an amount equal to the Benefits accrued under the Plans that have been forfeited under the terms of the Plans. As soon as practicable after receipt of such a direction and, if such direction is received by the Trustee after the occurrence of a Change of Control, the Trustee's independent determination that such benefits have, in fact, been forfeited in accordance with the terms of the Plans, the Trustee shall distribute such amount to the Employer.

          (d) At any time and from time to time prior to the occurrence of a Change of Control, the Employer may apply in writing to the Trustee for a distribution by the Trustee to the Employer of assets held by the Trustee as part of the Trust Fund ("Trust Assets") in an amount (the "Refund Amount") equal to or less than the difference, if any, between (i) the Net Fair Market Value of the Trust Assets (as such term is hereinafter defined) as of the last day of the month coincident with or immediately preceding the date of such application, and
(ii) the aggregate Account Balances for all Participants and Beneficiaries as of such date. Such application shall advise the Trustee of the manner in which the Refund Amount was calculated. Upon the receipt of such an application from the Employer, the Trustee shall reach its own independent determination as to the Employer's entitlement to the Refund Amount, even though the Trustee may be informed from another source (including a Participant) that the Employer is not entitled to the Refund Amount. If the Trustee so desires, it may, in its sole discretion, make such additional inquiries and/or take such additional measures as it deems necessary in order to enable it to determine whether the Employer is entitled to the Refund Amount, including, but not limited to, interviewing appropriate persons, requesting affidavits, soliciting oral or written testimony under oath, or engaging such independent third parties as the Trustee may deem necessary to assist in making such determination. The Trustee shall determine whether the Employer is entitled to all or any portion of the Refund Amount as promptly as possible. If the Trustee determines that the Employer is entitled to all or any portion of the Refund Amount, then the Trustee shall distribute such amount to the Employer in cash or in kind as determined by the Trustee in its sole discretion. As used herein, the term "Net Fair Market Value of the Trust Assets" shall mean the fair market value of the Trust Assets, as determined by the Trustee in its sole discretion, reduced by all liabilities of the Trust, whether or not such liabilities are secured by any or all of the Trust Assets, other than liabilities to Participants or Beneficiaries under the Plans. In determining such fair market value, the Trustee shall use such market quotations and other information as are available to it and may in its discretion be appropriate. The determination of the Net Fair Market Value of the Trust Assets by the Trustee shall not constitute a representation by the Trustee that the amounts reported as fair market values would actually be realized upon the liquidation of the Trust Assets. The Trustee shall not be accountable to the Employer or to any other person, including the Participants or Beneficiaries, on the basis of any such valuation except as otherwise provided in this Trust Agreement.

          (e) The Trustee may engage its own counsel or other experts to assist it in making its determination under Section 3.6(a), (b), (c) or (d) hereof. The cost of such counsel or other expert assistance, and any other costs reasonably incurred by the Trustee in making such determination, shall be borne by the Employer. If the Employer fails to pay any such costs when due, the Trustee may use the assets of the Trust Fund to pay them as provided in Section 5.2.

          (f) The Trustee shall not itself commence any legal action, whether in the nature of an interpleader action, request for declaratory judgment or otherwise, requesting a court to make a determination under Section 3.6(a), (b),
(c) or (d) hereof in the Trustee's stead without first using its best efforts to make such determination.

          (g) Notwithstanding any other provision of this Trust Agreement, if any amounts held in the Trust are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986) to have been includible in gross income of a Participant or Beneficiary prior to payment of such amounts from the Trust, the Trustee shall, as soon as practicable, pay such amounts to such Participant or Beneficiary, as applicable, (but not in excess of such Participant's or Beneficiary's Account Balance at the time of such payment). For purposes of this Section 3.6, the Trustee shall be entitled to rely on an affidavit by a Participant or Beneficiary, as applicable, and a copy of the determination to the effect that a determination described in the preceding sentence has occurred.

                                   ARTICLE IV

                             Settlement of Accounts

     The Trustee shall keep full accounts of all of its receipts and disbursements. Its books and records with respect to the Trust Fund shall be open to inspection by the Employer, any Participant or any Beneficiary of a deceased Participant or their representatives at all times during business hours of the Trustee. Within sixty days after December31 of each year, or any termination of the duties of the Trustee, the Trustee shall prepare, sign and mail to the Employer and the Administrator an account of its acts and transactions as Trustee hereunder. If, within sixty days after the mailing of the account or any amended account, the Employer and the Administrator have not filed with the Trustee notice of any objection to any act or transaction of the Trustee, the account or amended account shall become an account stated. If any objection has been filed, and if the objecting party is satisfied that it should be withdrawn or if the account is adjusted to the objecting party's satisfaction, the objecting party shall in writing filed with the Trustee signify its approval of the account and it shall become an account stated. When an account becomes an account stated, such account shall be finally settled, and the Trustee shall be completely discharged and released, as if such account had been settled and allowed by a judgment or decree of a court of competent jurisdiction in an action or proceeding in which the Trustee, the Employer and the Administrator were parties. The Trustee, the Employer or the Administrator shall have the right to apply at any time to a court of competent jurisdiction for judicial settlement of any account of the Trustee not previously settled as hereinabove provided. In any such action or proceeding it shall be necessary to join as parties the Trustee, the Employer and the Administrator and any judgment or decree entered therein shall be conclusive upon all such parties.

                                   ARTICLE V

                   Taxes, Expenses and Compensation of Trustee

     5.1 Taxes. The Employer agrees that all income, deductions and credits of the Trust Fund belong to it as owner for income tax purposes and will be included on the Employer's income tax returns. The Employer shall from time to time pay taxes (references in this Trust Agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes levied or assessed upon the Trust Fund are not paid by the Employer or contested by the Employer pursuant to the last sentence of this Section 5.1, the Trustee shall pay such taxes out of the Trust Fund and the Employer shall upon demand by the Trustee deposit into the Trust Fund an amount equal to the amount paid from the Trust Fund to satisfy such tax liability. If requested by the Employer, the Trustee shall, at Employer expense, contest the validity of such taxes in any manner deemed appropriate by the Employer or its counsel, but only if it has received an indemnity bond or other security satisfactory to it to pay any expenses of such contest. Alternatively, the Employer may itself contest the validity of any such taxes, but any such contest shall not affect the Employer's obligation to reimburse the Trust Fund for taxes paid from the Trust Fund.

     5.2 Expenses and Compensation. The Trustee shall be paid compensation by the Employer as the Employer and the Trustee may from time to time agree. The Trustee shall be reimbursed by the Employer for its reasonable expenses of management and administration of the Trust, including reasonable compensation of counsel and any agent engaged by the Trustee to assist it in such management and administration. In the event that the Employer shall fail or refuse to make such reimbursement upon demand, the Trustee may satisfy such obligations out of the assets of the Trust Fund; in that event, the Employer shall immediately upon demand by the Trustee deposit into the Trust Fund a sum equal to the amount paid by the Trust Fund for such fees and expenses.

                                   ARTICLE VI

                            For Protection of Trustee

     6.1 Communications with the Employer, the Administrator and the Participants.

          (a) The Employer shall certify to the Trustee the name or names of any person or persons authorized to act for the Employer. Cooper Cameron Corporation shall also certify the name or names of any person or persons authorized to act for the Administrator. Such certifications shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary of the Employer. Until the Employer notifies the Trustee, in a similarly signed notice, that any such person is no longer authorized to act for the Employer or for the Administrator, as applicable, the Trustee may continue to rely upon the authority of such person.

          (b) The Trustee may rely upon any certificate, notice or direction of the Employer or the Administrator which the Trustee reasonably believes to have been signed by a duly authorized officer or agent of the Employer or the Administrator, as applicable.

          (c) Communications to the Trustee shall be sent in writing to its principal address, Attention:Legal Department, or to such other address as the Trustee may specify. No communication shall be binding upon the Trust Fund or the Trustee until it is received by the Trustee and unless it is in writing and signed by an authorized person.

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

          (d) Communications to the Employer shall be sent in writing to the Employer at 515 Post Oak Boulevard, Suite 1200, Houston, Texas 77027, Attention:General Counsel, or to such other address as the Employer may specify in writing to the Trustee. Communications to the Administrator shall be sent in writing to the Employer's address, Attention:Deferred Compensation Administrator. Communications to a Participant or Beneficiary shall be sent in writing to the address of such person as stated on the Benefit Schedule, or to such other address as such person may specify in writing to the Trustee. No communication shall be binding upon the Employer, the Administrator, or a Participant or Beneficiary until it is received by such person.

     6.2 Advice of Counsel. The Trustee may consult with any legal counsel with respect to the construction of this Trust Agreement, its duties hereunder or any act which it proposes to take or omit, and shall not be liable for any action taken or omitted in good faith pursuant to such advice. Expenses of such counsel shall be deemed to be expenses of management and administration of the Trust within the meaning of Section 5.2 hereof.

     6.3  Fiduciary Responsibility.

          (a) The Trustee shall discharge its duties under this Trust Agreement in effectuating the Plans in a manner consistent with the objectives of this Trust Agreement and the Plans. The Trustee shall not be liable for any loss sustained by the Trust Fund by reason of the purchase, retention, sale or exchange of any investment in good faith and in accordance with the provisions of this Trust Agreement. The Trustee shall have no responsibility or liability for any failure of the Employer to make contributions to the Trust Fund or for any insufficiency of assets in the Trust Fund to pay Benefits when due. The Trustee shall not be liable hereunder for any act taken or omitted to be taken in good faith, except, prior to a Change of Control (as such term is defined in Section 12.3), for its own negligence with respect to material matters or intentional misconduct, or, after a Change of Control, for its own gross negligence or intentional misconduct.

          (b) The Trustee's duties and obligations shall be limited to those expressly imposed upon it by this Trust Agreement.

          (c) The Employer at any time may employ as agent (to perform any act, keep any records or accounts, or make any computations required of the Employer or the Administrator by this Trust Agreement or the Plans) the individual, corporation or association serving as Trustee hereunder. Nothing done by said individual, corporation or association as such agent shall affect its responsibilities or liability as Trustee hereunder.

                                  ARTICLE VII

                              Indemnity of Trustee

          The Employer hereby indemnifies and holds the Trustee harmless from and against any and all losses, damages, costs, expenses or liabilities (herein, "Liabilities"), including reasonable attorneys' fees and other costs of litigation, to which the Trustee may become subject pursuant to, arising out of, occasioned by, incurred in connection with or in any way associated with this

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Trust Agreement, except for any act or omission constituting negligence or misconduct of the Trustee. If one or more Liabilities shall arise, or if the Employer fails to indemnify the Trustee as provided herein, or both, then the Trustee may engage counsel of the Trustee's choice, but at the Employer's expense, either to conduct the defense against such Liabilities or to conduct such actions as may be necessary to obtain the indemnity provided for herein, or to take both such actions. The Trustee shall notify the Employer within fifteen days after the Trustee has so engaged counsel of the name and address of such counsel. If the Trustee shall be entitled to indemnification by the Employer pursuant to this Article VII and the Employer shall not provide such indemnification upon demand, the Trustee may apply assets of the Trust Fund in full satisfaction of the obligations for indemnity by the Employer, and any legal proceeding by the Trustee against the Employer for such indemnification shall be on behalf of the Trust. Notwithstanding anything contained herein, the indemnity provided in this Article VII shall survive the term of this Trust Agreement.

                                  ARTICLE VIII

                       Resignation and Removal of Trustee

     8.1 Resignation of Trustee. The Trustee may resign upon sixty days' prior written notice to the Board of Directors of Cooper Cameron Corporation (the "Board"), the Administrator, each Participant and each Beneficiary of a deceased Participant, except that any such resignation shall not be effective until the Board have appointed in writing a successor trustee, which must be a bank, trust company, or an individual, and such successor has accepted the appointment in writing; provided, however, that if such appointment is to become effective at any time after the occurrence of a Change of Control, then the consent of a majority of the Participants to the appointment of such successor trustee must be obtained. For all purposes of this Trust Agreement where the consent of a majority of the Participants is required, the determination of majority consent shall be based upon receiving the consent of any combination of Participants whose sum of Account Balances as of the time of determination is greater than fifty percent of the sum of Account Balances for all Participants at such time, rather than upon receiving the consent of a majority of the number of Participants. For purposes of this determination, Beneficiaries of deceased Participants shall be considered Participants. The Board shall make a good faith effort, following receipt of notice of resignation from the Trustee, to find and appoint a successor Trustee who will adhere to the obligations imposed on such successor under the terms of this Trust Agreement, and in particular, but without limitation, the obligation to exercise judgment independent of the Employer in the circumstances described in Section 3.6 hereof. The appointment of a successor trustee shall also be conditioned upon obtaining from such successor a written statement that the successor has read the Trust Agreement and understands its obligations thereunder. If the consent of a majority of the Participants is required for the appointment of a successor Trustee, then the Trustee shall be responsible for securing such Participant consents in a timely fashion and, unless ordered by a court of competent jurisdiction, shall not reveal to the Board, the Administrator or any other person any information concerning such consents, except whether the required majority has been achieved. Any notice sent to Participants by the Trustee canvassing the Participants as to their consent to a successor trustee, shall include the name and address of the proposed successor trustee. Any consent of a Participant required under this Section 8.1 shall be deemed given if no

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

written objection is received by the Trustee from such Participant within fourteen days after request for such consent is sent postpaid by United States registered or certified mail with return receipt requested to such Participant.

     8.2 Removal of Trustee. The Board may remove the Trustee upon sixty days' prior written notice to the Trustee, the Administrator, each Participant and each Beneficiary of a deceased Participant, except that any such removal shall not be effective until the close of such notice period and (a) delivery by the Board to the Trustee of an instrument in writing appointing a successor trustee meeting the requirements of Section 8.1, and (b) an acceptance of such appointment in writing executed by such successor. Notwithstanding the provisions of the preceding sentence, if such appointment of a successor trustee is to become effective at any time after the occurrence of a Change of Control, then the removal of the Trustee and the appointment of a successor trustee shall not be effective until the Trustee has received the consent of a majority of the Participants (as determined in accordance with the provisions of Section 8.1 hereof) to such removal and such appointment. Upon the receipt by the Trustee of a written notice of removal, the Trustee shall be responsible for securing the Participant consents (if such consents are required pursuant to the preceding provisions of this Section 8.2) in a timely fashion and, unless ordered by a court of competent jurisdiction, shall not reveal to the Board, the Administrator or any other person any information concerning such consents, except whether the required majority has been achieved. Any notice sent to Participants by the Trustee canvassing the Participants as to their consent to removal of the Trustee and the appointment of a proposed successor trustee, shall include the name and address of the proposed successor trustee. Any consent of a Participant required under this Section 8.2 shall be deemed given if no written objection is received by the Trustee from such Participant within fourteen days after request for such consent is sent postpaid by United States registered or certified mail with return receipt requested to such Participant.

     8.3 Successor Trustee. All of the provisions set forth herein with respect to the Trustee shall relate to each successor with the same force and effect as if such successor had been originally named as the Trustee hereunder.

     8.4 Transfer of Trust Fund to Successor. Upon the resignation or removal of the Trustee and appointment of a successor, the Trustee shall transfer and deliver the Trust Fund to such successor. Following the effective date of the appointment of the successor, the Trustee's responsibility hereunder shall be limited to managing the assets in its possession and transferring such assets to the successor, and settling its final account. Neither the Trustee nor the successor shall be liable for the acts of the other.

                                   ARTICLE IX

                 Duration and Termination of Trust and Amendment

     9.1 Duration and Termination. The Trust is hereby declared to be irrevocable and shall continue until (a) all payments required by Section 3.6 have been made or (b) until the Trust Fund contains no assets and retains no claims to recover assets from the Employer or any other person or entity, whichever shall first occur. Notwithstanding the preceding provisions of this
Section 9.1, unless earlier terminated, the Trust shall terminate twenty-one
(21) years after

                                      -13-

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the death of the last to die of all of the Participants and their issue living on the date of execution of this Trust Agreement; provided, however, that if at that time the Trust may be continued in force without violating the rule against perpetuities or any other law of the State of Texas, then the Trust shall remain in effect until otherwise terminated as provided hereunder.

     9.2 Distribution upon Termination. If this Trust terminates under the provisions of Section 9.1, the Trustee shall liquidate the Trust Fund and, after its final account has been settled as provided in Article IV, shall distribute to the Employer the net balance of any assets of the Trust remaining after all expenses have been paid and all Benefits, whether or not due and payable under the terms of the Plans on the date of such termination, have been paid to the Participants and Beneficiaries. Upon making such distribution, the Trustee shall be relieved from all further liability. The powers of the Trustee hereunder shall continue so long as any assets of the Trust Fund remain in its hands.

     9.3 Amendment. The Board may from time to time amend, in whole or in part, any or all of the provisions of this Trust Agreement; provided, however, that
(a) no amendment will be made to this Trust Agreement or the Plans which will cause this Trust Agreement, the Plans or the assets of the Trust Fund to be governed by or subject to Part 2, 3 or 4 of Title I of ERISA, (b) no such amendment shall adversely affect any Benefits to the date of such amendment in respect of any Participant or Beneficiary or the amount of assets of the Trust Fund available to pay such Benefits, (c) no such amendment shall purport to alter the irrevocable character of the Trust established under this Trust Agreement, (d) no such amendment shall increase the duties or responsibilities of the Trustee unless the Trustee consents thereto in writing, and (e) after the occurrence of a Change of Control, no amendment will be made to this Trust Agreement without the consent of a majority of the Participants (as determined pursuant to the provisions of Section 8.1 hereof). Upon receipt of a request from the Board for an amendment which requires the consent of a majority of the Participants, the Trustee shall be responsible for securing Participant consents in a timely fashion, and unless ordered by a court of competent jurisdiction, shall not reveal to the Board, the Administrator or any other person any information concerning such consents, except whether the required majority has been achieved. Any consent of a Participant required under this Section 9.3 shall be deemed given if no written objection is received by the Trustee from such Participant within fourteen days after request for such consent is sent postpaid by United States registered or certified mail with return receipt requested to such Participant. This Trust Agreement may be amended, to the extent permitted in this Section 9.3, by an instrument in writing executed on behalf of Cooper Cameron Corporation by its authorized representatives, consents to which instrument have been obtained from the required majority of Participants if such consents are required.

                                   ARTICLE X

                         Claims of Employer's Creditors

     10.1 Insolvency of Employer. As used in this Article X, the Employer shall be deemed to be "Insolvent" if (a) the Employer is unable to pay its debts as they come due, or (b) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute). In the event that the Employer shall be deemed

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

Insolvent, the assets of the Trust Fund shall be held for the benefit of the general creditors of the Employer (hereinafter referred to as "Bankruptcy Creditors").

     10.2 Trustee's Responsibilities if Employer may be Insolvent.

          (a) If at any time the Employer or a person claiming to be a creditor of the Employer alleges in writing to the Trustee that the Employer has become Insolvent, the Trustee shall within thirty days independently determine whether the Employer is Insolvent and, pending such determination, the Trustee shall discontinue any payment of Benefits under the Plans and this Trust Agreement and shall hold the Trust Fund for the benefit of Bankruptcy Creditors. As a condition of being a Participant of the Plans and this Trust Agreement, each Participant hereby waives his priority credit position, if any, under applicable state law. The Trustee shall resume payments of Benefits under the Plans and this Trust Agreement in accordance with Section 3.6 hereof only after the Trustee has determined that the Employer is not Insolvent (or is no longer Insolvent, if the Trustee initially determined the Employer to be Insolvent) or upon receipt of an order of a court of competent jurisdiction requiring such payments. The Employer, by its chief executive officer and its Board of Directors, shall further be obligated to give the Trustee prompt notice in writing in the event that the Employer becomes Insolvent, with the same consequences as provided in the preceding two sentences. In determining whether the Employer is Insolvent, the Trustee may rely conclusively upon, and shall be protected in relying upon, court records showing that the Employer is Insolvent, or a current report or statement from a nationally recognized credit reporting agency showing that the Employer is Insolvent. For purposes of this Trust Agreement, knowledge and information concerning the Employer which is not in the possession of the Trustee, or its employees, shall not be imputed to the Trustee. The Trustee shall have no duty or obligation to ascertain whether the Employer is Insolvent unless and until it receives a writing that the Employer is Insolvent as described in the first or third sentence of this Section 10.2(a).

          (b) If the Trustee determines that the Employer is Insolvent, the Trustee shall hold the assets of the Trust Fund for the benefit of the Bankruptcy Creditors, and shall disburse the assets of the Trust Fund to satisfy such claims as a court of competent jurisdiction shall direct.

          (c) If the Trustee discontinues payment of Benefits pursuant to
Section 10.2(a) and subsequently resumes such payments, the first payment to a Participant or Beneficiary following such discontinuance shall include an aggregate amount equal to the difference between the payments that would have been made to such Participant or Beneficiary, as applicable, under this Trust Agreement but for this Section 10.2 and the aggregate payments actually made to such Participant or Beneficiary, as applicable, by the Employer pursuant to the Plans during any such period of discontinuance. In the event that upon resumption of payments pursuant to the preceding sentence, the assets of the Trust Fund are insufficient to pay Benefits in full, Benefit payments to the affected Participants and Beneficiaries shall be prorated so as to equitably apportion the assets of the Trust Fund among all affected Participants and Beneficiaries in proportion to their Benefits.

     10.3 Trust Recovery of Payments to Creditors. In the event that at any time an amount is paid from the Trust Fund to Bankruptcy Creditors of the Employer, the Trustee shall

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

demand that the Employer deposit into the Trust Fund a sum equal to the amount paid by the Trust Fund to such Bankruptcy Creditors and, if such payment is not made within ninety days of such demand, the Trustee shall take such action as it deems prudent or advisable to recover payment.

                                   ARTICLE XI

                                Adopting Entities

     It is contemplated that subsidiaries of Cooper Cameron Corporation that have adopted any of the Plans may adopt this Trust Agreement and thereby become the Employer. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officer without the need for approval of its board of directors or noncorporate counterpart or of the Board. The provisions of the Trust Agreement shall apply separately and equally to each Employer and its Participants and their Beneficiaries in the same manner as is expressly provided for Cooper Cameron Corporation and its Participants and their Beneficiaries, except that (a) the power to appoint or otherwise affect the Trustee or the Administrator and the power to amend the Trust Agreement shall be exercised by the Board alone, and (b) the determination of whether a Change of Control has occurred shall be based upon Cooper Cameron Corporation alone.

                                   ARTICLE XII

                                  Miscellaneous

     12.1 Laws of the State of Texas to Govern. This Trust Agreement and the Trust hereby created shall be construed and regulated by the laws of the State of Texas.

     12.2 Titles and Headings not to Control. The titles to Articles and headings of Sections in this Trust Agreement are placed herein for convenience of reference only and, in case of any conflict, the text of this Trust Agreement, rather than such titles or headings, shall control.

     12.3 Change of Control. As used in this Trust Agreement, the term "Change of Control" shall mean a change of control of Cooper Cameron Corporation of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934; provided that, without limitation, a Change of Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of Section 14(d) of the Securities Exchange Act of 1934 is or becomes the beneficial owner, directly or indirectly, of securities of Cooper Cameron Corporation representing 20% or more of the combined voting power of Cooper Cameron Corporation's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Cooper Cameron Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Cooper Cameron Corporation, by its chief executive officer and its Board of Directors, shall be obligated to give the Trustee prompt notice in writing of the occurrence of a Change of Control. In the event the Trustee receives such a notice or if at any time a Participant or a

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Beneficiary of a deceased Participant alleges in writing to the Trustee that a
Change of Control has occurred, the Trustee shall within thirty days independently determine whether a Change of Control has occurred and, pending such determination, the Trustee shall assume that a Change of Control has occurred for all purposes of this Trust Agreement and the Plans. The Trustee shall have no duty or obligation to ascertain whether a Change of Control has occurred unless it receives a written notice as described in either of the preceding two sentences. In determining whether a Change of Control has occurred, the Trustee may, in its sole discretion, make such additional inquiries and/or take such additional measures as it deems necessary, including, but not limited to, interviewing appropriate persons, requesting affidavits, soliciting oral or written testimony under oath, or engaging such independent third parties as the Trustee may deem necessary to assist in making such determination. Notwithstanding the foregoing, if at any time Cooper Cameron Corporation notifies the Trustee in writing that the Trustee should interpret this Trust Agreement and the Plans as if a Change of Control had occurred, then for all purposes of this Trust Agreement and the Plans, the Trustee shall so interpret this Trust Agreement and the Plans. Once the notice described in the preceding sentence is received by the Trustee, it may not be rescinded by Cooper Cameron Corporation

     12.4 Successors and Assigns. This Trust Agreement may not be assigned by either party without the prior written consent of the other, and any purported assignment without such prior written consent shall be null and void. This Trust Agreement shall be binding upon the successors and permitted assigns of each party hereto.

     12.5 Controlling Document. Should an inconsistency or conflict exist between the specific terms of this Trust Agreement and those of the Plans, then the relevant terms of this Trust Agreement shall govern and control.

     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be executed as of the day and year first above written.

                                           COOPER CAMERON CORPORATION


                                           By:       /s/ Franklin Myers
                                               ---------------------------------
                                               Name:  Franklin Myers
                                               Title: Sr. Vice President


                                           Wachovia Bank, N.A. , Trustee


                                           By:        /s/ Joe O. Long
                                               ---------------------------------
                                               Name:  Joe O. Long
                                               Title: SVP/Group Executive

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                                BENEFITS SCHEDULE

                                  [TO BE ADDED]

                                      -18-